Exhibit 10.10.3

[FORM RSA - ANNUAL (EMPLOYEE)]

CARE CAPITAL PROPERTIES, INC.
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of ______________, 20__ (the “Effective Date”), by and between Care Capital Properties, Inc., a Delaware corporation (the “Company”), and ________________, an employee of the Company (“Employee”), pursuant to the Company’s 2015 Incentive Plan (the “Plan”).
AGREEMENT:
The parties agree as follows:
1.Issuance of Common Stock. The Company shall cause to be issued to Employee ______ shares of Restricted Stock (the “Shares”). Any certificates representing the Shares, together with a stock power duly endorsed in blank by Employee, shall be deposited with the Company to be held by it until the restrictions imposed upon the Shares by this Agreement have expired.
2.Vesting of Shares. If Employee has not previously forfeited any of the Shares, the Shares shall vest and, subject to Section 10(b) of this Agreement, become non-forfeitable in three equal installments on [the Effective Date and each of the first two anniversaries of the Effective Date][each of the first three anniversaries of the Effective Date]1 (each, a “Vesting Date”).
3.Termination of Employment. If Employee’s employment by the Company and its Affiliates is terminated prior to the final Vesting Date for any reason other than as set forth in the next sentence, all Shares which have not previously vested in accordance with Section 2 or Section 4 of this Agreement, and which do not vest as of such termination by application of this Section 3, shall be forfeited as of such termination and reconveyed to the Company by Employee without additional consideration, and Employee shall have no further rights with respect thereto. Notwithstanding the foregoing, if such termination of employment is [(i)] due to Employee’s death or Disability or retirement by Employee in accordance with the terms of the Company’s retirement or pension plans (“Retirement”), the Shares shall vest in full as of such termination [or (ii) by the Company without Cause or by Employee for Good Reason (as defined in the [Employment][Employee Protection and Noncompetition] Agreement, dated August 17, 2015, between the Company and Employee), Employee shall be treated as having one additional year of service from the date of such termination for purposes of vesting, and all other Shares shall be forfeited as of such termination and reconveyed to the Company by Employee without additional consideration (and Employee shall have no further rights with respect thereto); provided, that if such termination by the Company without Cause or by Employee for Good Reason occurs within one year after the occurrence of a Change in Control, all Shares shall vest in full as of such termination].2

1 Unless another vesting schedule is specified by the Compensation Committee or its designee, first bracketed formulation for executives and second bracketed formulation for other employees.
2 Bracketed formulation for executives.

4.Change in Control. Notwithstanding the provisions of Section 2 of this Agreement, if any Shares which have not previously vested at the time of a Change in Control are not assumed or otherwise continued in effect by the surviving company or are not replaced by the surviving company with an economically equivalent award in connection with the Change in Control, such Shares shall vest in full as of such Change in Control.
5.Restriction on Transfer of Shares. Employee shall not Transfer any of the Shares owned by Employee until the date on which such Shares vest in accordance with Section 2, Section 3 or Section 4 of this Agreement. For purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.
6.Rights as Stockholder. Unless the Shares are forfeited, Employee shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and, subject to Section 4.3 of the Plan, to receive all ordinary dividends and other distributions paid with respect to such Shares. Subject to Section 4.3 of the Plan, if any dividends or distributions are paid in shares of the Company’s common stock, such shares of common stock shall be subject to the same restrictions as the Shares with respect to which they were paid.
7.Restrictive Legend. Each certificate, if any, representing the Shares may bear the following legend:
The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer (including conditions of forfeiture) as set forth in the Care Capital Properties, Inc. 2015 Incentive Plan and in the related Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Care Capital Properties, Inc.
When the Shares have become vested, Employee shall have the right to have the preceding legend removed from the certificate representing such vested Shares.
8.Agreement Does Not Grant Employment Rights. The granting of Shares shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, for any reason, with or without cause, is specifically reserved.
9.Section 83(b) Election Under the Code and Tax Withholding. If Employee timely elects, under Section 83(b) of the Code, to include the fair market value of the Shares on the date hereof in Employee’s gross income for the current taxable year, Employee agrees to give prompt written notice of such election to the Company. Employee hereby acknowledges that the Company will be obligated to withhold taxes for amounts whenever includable in Employee’s income (regardless of whether a Section 83(b) election is made) and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law, including without limitation the right to deduct from payments of any kind otherwise due to Employee. Employee shall have the right to elect to satisfy, in whole or in part, Employee’s tax withholding obligations by having the Company withhold Shares.

10.Miscellaneous.
(a)    Incorporation of Plan. Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving and the terms of which are incorporated by reference.
(b)    Recoupment of Awards. All Shares, including Shares that have vested in accordance with Section 2, Section 3 or Section 4 of this Agreement, shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
(c)    Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.
(d)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
(e)    Defined Terms. All capitalized terms not defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.
IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

CARE CAPITAL PROPERTIES, INC.

By:
Name:
Title:

[NAME]